Exhibit 23.3

CONSENT OF INDEPENDENT RESERVE ENGINEERS AND GEOLOGISTS

As independent reserve engineers and geologists, we hereby consent to the references to our firm in this Amendment No. 3 to the Registration Statement on Form S-1 (including any amendments thereto and the related prospectus) filed by Ascent Energy Inc., to our estimates of reserves and value of reserves and our reports on reserves as of December 31, 2004 and 2005 and as of June 30, 2006 and to the inclusion of our reserve report dated March 23, 2006 and our reserve report dated August 24, 2006 as an appendix to the prospectus included in such registration statement.

LAROCHE PETROLEUM CONSULTANTS, LTD.

By:	/s/ Joe A. Young
Name: Title:	Joe A. Young Senior Partner

December 4, 2006